FOR IMMEDIATE RELEASE	JANUARY 4, 2005
Media Relations Contact:	Investor Relations Contact:
Kevin Brett 408-433-7150 kbrett@lsil.com	Diana Matley 408-433-4365 diana@lsil.com

LSI LOGIC RAISES Q4 REVENUE RANGE

Storage and Consumer Lead Sales Growth

MILPITAS, CA — LSI Logic Corporation (NYSE: LSI) today raised its 2004 fourth quarter revenue and earnings per share guidance, led by growth of the company’s Storage Systems, Storage Components and Consumer businesses.

LSI Logic expects to report 2004 fourth quarter revenues in the range of $415 million to $420 million, compared to the previously forecasted fourth quarter revenue range of $360 million to $390 million. The updated 2004 fourth quarter revenue range represents approximately 10 percent sequential revenue growth over the company’s 2004 third quarter revenues of $380 million.

LSI Logic anticipates reporting a 2004 fourth quarter GAAP* net loss in the range of 53-55 cents per diluted share. The company earlier projected a GAAP net loss of 54-57 cents per diluted share. The GAAP projection includes the previously announced estimated $180 million non-cash, asset impairment charge associated with the company’s Gresham manufacturing campus in the fourth quarter.

The company projects reporting 2004 fourth quarter net income, excluding special items**, in the range of a 1-3 cent profit per diluted share. The company earlier expected to report a net loss, excluding special items, in the range of 2-5 cents per diluted share.

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LSI Logic expects 2004 fourth quarter gross margin in the range of 41-42 percent. The company earlier projected fourth quarter gross margin in the range of 41-43 percent.

“The growth of our Storage and Consumer businesses in the fourth quarter serves as a positive indicator that the inventory correction in the supply chain is substantially over in these two markets,” said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. “Our Storage Systems subsidiary, Engenio Information Technologies, Inc., recorded a very strong fourth quarter. Our Storage Components business demonstrated broad strength through growth in storage ASICs, standard products and RAID storage adapters. Our Consumer business grew and inventory in our customer supply chain appears to be under control.”

LSI Logic will not hold a conference call today about this news release. The company will report its 2004 and fourth quarter financial results, provide its 2005 first quarter business outlook and hold its quarterly conference call on Wednesday, January 26, 2005.

* Generally Accepted Accounting Principles
** Acquisition-related amortization, restructuring and other special items.

Notwithstanding this news release, it continues to be the company’s policy to not comment on financial analyst estimates or to provide periodic financial guidance updates.

Safe Harbor for Forward Looking Statements: This news release includes preliminary financial estimates and forward-looking statements, which include the following: the company’s updated estimates of revenues for the fourth quarter of 2004; projected GAAP net loss for the fourth quarter of 2004; projected asset impairment charges associated with the company’s manufacturing facility for the fourth quarter for 2004; projected net income, excluding special items, for the fourth quarter of 2004 and projected gross margins. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI Logic’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: receipt of additional information impacting the company’s fourth quarter results; further analysis of revenues and expenses for the fourth quarter; the strength of the global semiconductor industry and the timing and volumes of customer demand. For additional information, readers are referred to the risk factors contained in the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K.

LSI Logic Raises Q4 Revenue Range	Page 3 of 3

About LSI Logic

LSI Logic Corporation (NYSE: LSI) focuses on the design and production of high-performance semiconductors for Consumer, Communications and Storage applications that access, interconnect and store data, voice and video. LSI Logic engineers incorporate reusable, industry-standard intellectual property building blocks that serve as the heart of leading-edge systems. LSI Logic serves its global OEM, channel and distribution customers with Platform ASICs, standard-cell ASICs, standard products, host bus adapters, RAID controllers and software. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com

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Editor’s Notes:

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